JPMorgan Chase Financial Company LLC Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333-236659 and 333-236659-01 Dated October 21, 2021 6-Year SPX/SX5E Basket Trigger PLUS This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision. SUMMARY TERMS Issuer: JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) Guarantor: JPMorgan Chase & Co. Basket: Underlying indices Bloomberg ticker symbol Underlying index weighting S&P 500® Index (the “SPX Index”) SPX 50% EURO STOXX 50® Index (“the SX5E Index”) SX5E 50% Payment at maturity: If the final basket value is greater than the initial basket value, for each $10 stated principal amount Trigger PLUS: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS: $10 If the final basket value is less than the trigger level, for each $10 stated principal amount Trigger PLUS: $10 × basket performance factor This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 25%, and possibly all of your investment. Leveraged upside payment: $10 × leverage factor × basket percent increase Basket percent increase: (final basket value – initial basket value) / initial basket value Initial basket value: Set equal to 100 on the pricing date Final basket value: The basket closing value on the valuation date Trigger level: 75%, which is 75% of the initial basket value Leverage factor: At least 153% Basket performance factor: final basket value / initial basket value Initial index value: With respect to each underlying index, the closing level of that underlying index on the pricing date Final index value: With respect to each underlying index, the closing level of that underlying index on the valuation date Stated principal amount: $10 per Trigger PLUS Issue price: $10 per Trigger PLUS Pricing date: Expected to be October 29, 2021 Original issue date (settlement date): 3 business days after the pricing date Valuation date†: October 29, 2027 Maturity date†: November 3, 2027 CUSIP / ISIN: 46652Y232 / US46652Y2321 Preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/0000019617/000182912621012173/jpm_424b2.htm †Subject to postponement The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.30 per $10 stated principal amount Trigger PLUS. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. Trigger PLUS Payoff Diagram* *The actual leverage factor will be provided in the pricing supplement and will not be less than 153%. Change in Underlying Index Return on the Trigger PLUS* 50.00% 76.50% 40.00% 61.20% 30.00% 45.90% 20.00% 30.60% 10.00% 15.30% 5.00% 7.65% 1.00% 1.53% 0.00% 0.00% -10.00% -0.00% -20.00% -0.00% -25.00% -5.00% -25.01% -25.01% -30.00% -30.00% -40.00% -40.00% -50.00% -50.00% -60.00% -60.00% -80.00% -80.00% -100.000% -100.00% *Assumes a leverage factor of 153%

JPMorgan Chase Financial Company LLC 6-Year SPX SX5E Trigger PLUS SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Fina ncial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll -free 1-866-535-9248. Basket and Underlying Indices For more information about the basket and the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement. Risk Considerations The risks identified below are not exhaustive. Please see ¡§Risk Factors¡¨ in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information. Risks Relating to the Trigger PLUS Generally „X The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. „X The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.¡¦s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. „X As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. „X The benefit provided by the trigger level may terminate on the valuation date. „X Correlation (or lack of correlation) of performances between the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other. „X Secondary trading may be limited. „X The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement. „X The tax consequences of an investment in the Trigger PLUS are uncertain. Risks Relating to Conflicts of Interest „X Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. „X Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS „X The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. „X The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others¡¦ estimates. „X The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. „X The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. „X Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. „X Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. Risks Relating to the Underlying Indices „X JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index. „X Investing in the Trigger PLUS is not equivalent to investing in the basket or the underlying indices. „X Adjustments to either underlying index could adversely affect the value of the Trigger PLUS. „X The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index. „X The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index. Tax Considerations You should review carefully the discussion in the accompanying preliminary pricing supplement under ¡§Additional Information about the Trigger PLUS ¡X Tax considerations¡¨ concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.